Exhibit 99.1

Contact:	Nicole Sherman David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp, Inc. Announces Stock Repurchase Program

Vancouver, WA – April 29, 2025 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) headquartered in Vancouver, WA, the holding company parent of Riverview Bank, announced that on April 24, 2025, its Board of Directors adopted a stock repurchase program.

Under this repurchase program, the Company may repurchase up to $2.0 million of the Company’s outstanding shares of common stock, in the open market, based on prevailing market prices, or in privately negotiated transactions. Once the repurchase program is effective, the repurchase program will continue until the earlier of the completion of the repurchase or 12 months after the effective date, depending upon market conditions.

“We continue to explore opportunities to enhance shareholder value and we believe capitalizing on this opportunity to repurchase common stock is a prudent way of deploying excess capital,” said Nicole Sherman, President and Chief Executive Officer.

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.51 billion at March 31, 2025, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 11 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make including those described in Item 1A (Risk Factors) of the Company’s Form 10-K for the fiscal year ended March 31, 2024. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known by the Company.